9/18/2008

Mr. Scott A. Francis
6531 E. 84th Street
Tulsa, Oklahoma  74133

Dear Scott:

We are writing this letter to formally offer you the position of ADDvantage Technologies Group as Chief Financial Officer “CFO”.

As you know, we have conducted an extensive search and, after careful consideration of your qualifications in relation to our requirements, and as compared to the qualifications of other candidates considered, we are pleased to offer you this key position in our organization.

Outlined below are (1) your role and responsibilities as CFO and (2) the compensation package we are offering.

Role and Responsibilities

As CFO, you will report directly to me as Vice President & COO and be responsible for managing and participating in the accounting, financial and administrative functions of the Company, including accounting and financial reporting, SEC reporting, SOX compliance, tax planning/reporting, investor relations, credit administration, banking relations, human resources, information technology, and risk management.  More specifically, your primary responsibilities will include:

1.	Accounting/Financial Reporting – Managing the preparation of financial statements and reports and providing associated reviews, interpretations and analyses to senior management.

•	Prepare periodic analyses and evaluations of the profitability of company operations and its business units.

2.	External Reporting – Supervising and participating in the preparation of reports to the SEC, including 10-Qs, 10-Ks, proxies, and related reports.

3.	Tax Planning/Compliance – Planning and coordinating company tax planning and reporting functions, including state and federal tax reporting, working with the independent CPA firm.

4.
Cash Flow Management – Managing the preparation of cash flow projections and the management of the company's cash position, and initiating/implementing procedures and actions aimed at improving the company's cash flow.

5.
Policies/Procedures/Controls – Developing, and supervising the implementation of, policies, procedures and controls governing assigned functions, including accounting and financial reporting, credit, and information technology.

6.
Human Resources – Directing the company's human resource functions and participating actively in the recruitment and selection of key personnel, administration of compensation and benefit programs, preparation and distribution of employee handbooks and related HR communication materials, and the design and implementation of employee training and development programs.

7.
Financial Audit – Managing the company's relationship with the independent CPA firm, negotiating and controlling audit fees, and reviewing audit findings with the Audit Committee of the Board of Directors.

8.
Banking Relations – Participating in the maintenance of relationships with banks and financial institutions, administering loans and credit agreements, and ensuring compliance with associated reporting requirements.

9.
Investor Relations – Participating in investor relations activities, including presentations to investor groups, responses to questions and inquiries from investors, and the preparation of the company's annual report.

10.
Credit Administration – Supervising and participating in the company's credit function, including the establishment of credit policies and procedures, approval of customer credit, and collection of outstanding balances.

11.	Risk Management – Playing a lead role in the identification and management of the company's business risks and in the determination of associated insurance requirements.

Once you are on board, I will work with you in defining your responsibilities more specifically and in determining your initial priorities in the job.

Compensation Package

The compensation package we are offering includes the following basic elements:

1.
Base Salary – As discussed, your starting base salary will be $10,000 paid monthly ($120,000 on an annualized basis) to be paid according to our normal payroll procedures and subject to normal withholdings.

2.
Incentive Compensation – Beginning with our 2009 fiscal year, starting 10/1/2008, you will be eligible to participate in the company’s management incentive compensation plan.  Under this plan, you will be able to earn incentive awards, in addition to base salary, up to 27.5% of your annual salary based on performance in relation to the metrics of the plan.  I will provide you with a copy of the incentive plan once you are on board.

3.
Equity Incentive Plan – As discussed, you will be eligible to participate in the company’s incentive stock option plan through which you will be granted options on 10,000 shares of common stock in ADDvantage Technologies Group, Inc.  You will vest in these options as they become exercisable in four installments of 2,500 shares annually over a four-year period.

4.	Automobile Allowance – You will be provided with an automobile allowance of $300 per month ($3,600 annually).

5.	Employee Benefits – You will be eligible to participate in the company’s group insurance and employee benefit plans, according to the terms and conditions of each plan:

•
Group Medical and Dental Insurance – Eligible the first day of the month following 90 days of service.  Under both our group health and group dental plans, you can select from HMO or PPO coverage options.

•
Life Insurance – Eligible the first day of the month following 90 days of service.  The company will pay for $25,000 of life insurance coverage for you, $5,000 of coverage for your spouse, and $3,000 of coverage for each of your children.

•	Accidental Death and Disability (AD&D) – Eligible the first day of the month following 90 days of service. This insurance protection is paid by the company.

•	Long-Term Disability (LTD) – Eligible the first day of the month following 90 days of service. This insurance protection is paid for by the company.

•
Section 125 Flexible Spending Account – Eligible the first day of the month following 90 days of service.  Under this program, you will be able to use pre-tax dollars to pay for childcare expenses and healthcare expenses not covered by group insurance.

•
401-k Profit Sharing Plan – Eligible the first day of the quarter following one year of service.  The company will match your contributions on a dollar-for-dollar basis up to 5% of your annual compensation.

•	Vacation – Ten days of paid vacation time, beginning with your first year of employment earned on a pro-rata basis over the first year.

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Please note that the offer contained in this letter will be effective for seven days.  This letter, in conjunction with the human resources policies of ADDvantage Technologies Group, Inc., contains the complete understanding regarding your employment and supersedes any and all other agreements, whether oral or written.  No amendment, modification, waiver or addition to it will be valid and binding unless it is in writing and signed by both you and myself.

At your earliest convenience, please sign and return one copy of this letter to confirm that you accept our employment offer and that you are not bound by any agreements, contracts or commitments which would, in any way, limit your performance and contributions in the position we are offering.  In addition, your signing this letter will indicate that you understand that our offer does not in any way represent an employment contract or any other commitment to your employment with the company for a specific term.

*     *     *     *     *     *     *

We look forward to your joining our management team at ADDvantage Technologies.  We understand that you will begin your employment with the company no later than Monday, September 15, 2008.

Sincerely,

Dan O’Keefe
Vice President/COO

Agreed to:

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Scott A. Francis                                                   Date